FOR RELEASE AT 7:00AM EASTERN

Contact:                 Judy Zakreski
Lawrence Pemble
(301) 215 7777

International Finance Corporation Partners With Chindex International, Inc.

$35 Million Additional Financing for Growth
In Chindex’s Healthcare Network in China

BETHESDA, Maryland, December 11, 2007 -- Chindex International, Inc. (NASDAQ: CHDX - News) a leading independent American provider of Western healthcare services and products in the People’s Republic of China, today announced that it has again partnered with International Finance Corporation (IFC), a member of the World Bank Group, to continue expansion of the Company’s United Family Hospitals and Clinics network of private hospitals and clinics in China.

The Company has reached agreement on $35 million in additional financing from IFC, including a $10 million investment in common stock. The Company had previously partnered with IFC in 2004 on financing to expand the first two hospitals in the Company’s healthcare facilities network. The $35 million IFC financing, coupled with the recent $50 million investment in the Company by J.P. Morgan’s principal management investment group, represent a significant portion of a planned $100 million of total financing for the expansion of the Company’s healthcare network in China, with the remaining portion of the total financing currently under negotiation.

The Company has entered into an agreement with IFC providing for loans in the aggregate amount of $25 million. The loans will be made directly to joint venture entities, to be established in China and controlled by the Company, to undertake the construction, equipping and operation of two new hospitals and a related clinic in China. The obligations of the borrowers will be guaranteed by the Company, secured by a pledge by the Company of its equity interests in the borrowers and secured pursuant to mortgage agreements by the borrowers.

The Company has also entered into a securities purchase agreement with IFC pursuant to which the Company agreed to issue and sell 359,195 shares of the Company’s common stock at a price of $27.84 per share for an aggregate price of $10 million. The closing of the stock purchase will be subject to the satisfaction of certain conditions, including compliance with Nasdaq listing rules, which will require prior stockholder approval.

Roberta Lipson, Founder and CEO of the Company said,"We are excited to be working again with IFC in our continued strategy of expanding our role of introducing new models of health delivery to the quickly evolving Chinese market. With this financing together with the recent investment from J.P. Morgan’s principal management investment group， we will be able to continue to lead the development in private healthcare services investment in China.  We are delighted with the assistance from International Finance Corporation, which has been a valued partner for the past three years.”

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas.  The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank.  With twenty-five years of experience, more than 1,000 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China's professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the terms, conditions, covenants, requirements and limitations set forth in the documents relating to the above financing, risks and uncertainties relating to the development to completion of the proposed two new and/or expanded hospital facilities on budget if at all and factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2006, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q and in other documents filed by us with the Securities and Exchange Commission from time to time.  Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We have no obligation to update these forward-looking statements